Exhibit 10.1

Annual Cash Incentive Plan

I. Plan Objective

The purpose of the Annual Incentive Plan (the "Plan") of Privia Health Group, Inc. (the "Company") is to promote the interests of the Company by providing additional incentive for employees who contribute to the improvement of the Company's operating results and to reward outstanding performance by those individuals whose decisions and actions most significantly affect the growth, profitability, and efficient operation of the Company.

II. Definitions
●Affiliate: Any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company
●Award: An amount calculated and awarded under the Plan to a Participant.
●Board: The Board of Directors of the Company.
●Code: The Internal Revenue Code of 1986, as amended.
●Company: Privia Health Group, Inc.
●Compensation Committee: The Compensation Committee of the Board (or a subset thereof).
●Employee: Any person regularly employed on a full-time or part-time basis by the Company or a Subsidiary.
●Executive: Any Employee who is in the Chief Officer, EVP, or Executive Officer Level.
●Participant: An individual who satisfies the eligibility requirements set forth in Section IV of the Plan.
●Performance Period: The time period for which a Participant's performance is measured for purposes of receiving an Award.
●Plan: This Annual Incentive Plan of Privia Health Group, Inc.
●Plan Year: The 12-month period beginning January 1 and ending December 31.
●Section 16 Officers: All officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended, and such other members as the Committee may designate from time to time.
●Subsidiary: Any corporation, limited liability company, partnership, or other entity, of which 50% or more of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.
III. Administration

The Plan will be administered by the Compensation Committee. Management, including the Chief Executive Officer, Chief People Officer and the Human Resources team, shall be responsible for day to day plan administration and making recommendations to the Compensation Committee with respect to Awards under the Plan.

IV. Eligibility and Participation
●Eligibility: Any Employee, Consultant, or other individual that provides services to the Company or any Subsidiary shall be eligible to be selected to receive an Award under the Plan, to the extent that an offer or receipt of an Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

Exhibit 10.1

V. Performance Criteria and Performance Goals
●Performance Criteria: May include, but are not limited to, the metrics approved by the Committee annually for the National Scorecard and by Management for Market Scorecards.
●Performance Goals: The Compensation Committee annually approves performance goals for the overall bonus pool funding in the form of a Corporate Scorecard as well as the CEO’s individual performance goals.. Management, including the Chief Executive Officer, Chief People Officer and the Human Resources team, determines individual performance goals for all Participants.
VI. Awards
●An Award to a Participant will be based on a percentage of the Participant's base salary.
●Notwithstanding the achievement of performance metrics, the Compensation Committee reserves the full discretion to increase or decrease the Award for each Section 16 Officer and delegates to Management full discretion to increase or decrease the Award for all other Participants based upon that Participant's overall contribution, individual performance, or other factors deemed relevant by the Committee.
●Award Limits: A Participant shall not receive payment of an Award for any Performance Period in excess of $1,500,000 without approval by the Compensation Committee.
VII. Determination and Timing of Awards
●At the end of each Performance Period, the Compensation Committee will certify the achievement of the performance measures. For the avoidance of doubt, the Committee retains the discretion to adjust the bonus pool funding based on factors beyond the measured results.
●Awards will be paid for a particular Plan Year no later than March 15th following the end of the Plan Year.
VIII. Method of Payment of Awards
●Payments of Awards: Awards for each Participant will be paid in cash through the regular payroll process, minus applicable taxes and deductions.
●Clawback of Award: Awards are subject to the Company’s clawback policies, including but not limited to the Company’s Policy for Recovery of Erroneously Awarded Compensation and any similar discretionary clawback policies, each as in effect from time to time.
IX. Amendment and Termination

The Compensation Committee may amend, modify, suspend, reinstate, or terminate this Plan in whole or in part at any time or from time to time; provided, however, that no such action will adversely affect any right or obligation with respect to any Award previously paid to a Participant.

X. Applicable Law

The Plan and all rules and determinations made and taken pursuant hereto will be governed by the laws of the State of Delaware, to the extent not preempted by federal law, and construed accordingly.

XI. Effect on Benefit Plans

Exhibit 10.1

Awards will not be included in the computation of benefits under any group life insurance plan, travel accident insurance plan, personal accident insurance plan, or under Company policies such as severance pay and payment for accrued vacation, unless required by applicable laws.

XII. Change in Control

If there is a Change in Control as defined in the Privia Health Group, Inc. 2021 Omnibus Incentive Plan at any time during a Plan Year, the Compensation Committee shall determine the Award which would have been payable to Section 16 Officers and delegates to Management to recommend to the Compensation Committee the Award which would have been payable to all other Participants under the Plan for such Plan Year if the Participant had continued to work for the Company for such entire year and all performance goals established under Section V had been met in full for such Plan Year.